Filed Pursuant to Rule 433 under the Securities Act of 1933
Free Writing Prospectus dated September 13, 2021
Relating to Preliminary Prospectus dated September 7, 2021
Registration Statement No. 333-259376

NeoGames S.A.

This free writing prospectus relates to the public offering of ordinary shares, no par value, of NeoGames S.A. (the “Company”, “we” or “us”) and should be read together with the preliminary prospectus dated September 7, 2021 (the “Preliminary Prospectus”) included in the Registration Statement on Form F-1 (File No. 333-259376) of the Company. The following information updates the information contained in the Preliminary Prospectus. Capitalized terms used, but not defined, herein have the meanings set forth in the Preliminary Prospectus.

Public offering price (per share)	$36.00.

Ordinary shares offered by the selling shareholder	3,457,346 ordinary shares.

Option to purchase additional ordinary shares	Caesars Entertainment, Inc. has granted the underwriters a 30-day option to purchase up to 518,601 additional ordinary shares at the public offering price, less underwriting discounts and commissions.

Ordinary shares to be outstanding after this offering	25,520,666 ordinary shares.

Use of proceeds	We will not receive any proceeds from the sale of the Ordinary Shares in this offering.

Controlled Company Status
We will remain a “controlled company” following the completion of this offering. As a controlled company, we will be exempt from Nasdaq rules with respect to certain corporate governance requirements, such as the requirement that we have a majority of independent directors, and we intend to continue utilizing this exemption.

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To review the Preliminary Prospectus, please click the following link on the Securities and Exchange Commission (“SEC”) website at: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001821349/000117891321002945/zk2126422.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting any of the following sources:

•	J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 866-803-9204 or by email at prospectus-eq_fi@jpmorganchase.com; or

•	Deutsche Bank Securities, Attn: Prospectus Department, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611 or via email: prospectus.cpdg@db.com